News Release

Contact: Mike Majors 972-569-3239	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS
First Quarter 2015 Results

McKinney, TX, April 22, 2015—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2015, net income was $0.95 per share, compared with $0.98 per share for the year-ago quarter. Net operating income for the quarter was $1.04 per share, compared with $1.01 per share for the year-ago quarter.
Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

Note:	All share and per share information in this release has been adjusted to reflect the three-for-two stock split that was effective July 1, 2014.

HIGHLIGHTS:

•	ROE (excluding net unrealized gains on fixed maturities) was 14.7%.

•	Net life sales grew in each distribution channel for the fourth quarter in a row. In total, net life sales increased 17% over the year-ago quarter. Increases by major distribution channel were:

•	American Income	24%

•	Direct Response (Globe Life)	11%

•	Liberty National	16%

•	Net health sales at Family Heritage increased 18% over the year-ago quarter.

•	American Income agent count increased 19% over the year-ago quarter.

•	1.7 million shares of common stock were repurchased during the quarter.

FINANCIAL SUMMARY
Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain nonrecurring items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended			Quarter Ended
	March 31,			March 31,
	2015	2014	% Chg.	2015	2014	% Chg.
Insurance underwriting income*	$1.19	$1.16	3	$153.1	$157.0	(3)
Excess investment income*	0.43	0.42	2	55.1	56.9	(3)
Parent company expense	(0.02)	(0.01)		(2.2)	(1.7)
Income tax	(0.53)	(0.52)	2	(67.7)	(69.8)	(3)
Stock option expense, net of tax	(0.04)	(0.04)		(4.7)	(5.5)
Net operating income	$1.04	$1.01	3	$133.6	$136.9	(2)

Reconciling items, net of tax:
Realized gains on investments	—	0.08		0.1	10.8
Medicare Part D adjustment	(0.09)	(0.10)		(12.0)	(13.2)
Legal Settlements	—	(0.01)		—	(1.6)
Net income	$0.95	$0.98		$121.6	$132.9

Weighted average diluted shares outstanding (000)	128,587	135,036

*     See definitions in the following sections and in the Torchmark 2014 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding.

	Financial Summary, continued Management vs. GAAP Measures (dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.**)		Revaluation Adjustment**		GAAP
	March 31,		March 31,		March 31,
	2015	2014	2015	2014	2015	2014
Net income as a ROE***					10.2%	13.3%
Net operating income as a ROE	14.7%	15.5%
Shareholders' equity	$3,638	$3,548	$1,245	$641	$4,884	$4,189
Book value per share	$28.44	$26.46	$9.73	$4.77	$38.17	$31.23

**	Accounting rules set forth in ASC 820 require a revaluation adjustment to record fixed maturities classified as available for sale at fair value rather than at amortized cost.

***	ROE is calculated using average shareholders' equity for the measurement period.

INSURANCE OPERATIONS – comparing the first quarter 2015 with first quarter 2014:
Life insurance accounted for 71% of the Company’s insurance underwriting margin for the quarter and 62% of total premium revenue.

Health insurance accounted for 26% of Torchmark’s insurance underwriting margin for the quarter and 28% of total premium revenue. Medicare Part D accounted for 3% of insurance underwriting margin and 10% of total premium revenue.

Net sales of life insurance increased 17%, while net health sales increased 2%. Excluding group business, net health sales increased 22%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended	Quarter Ended	% Chg.
	March 31, 2015	March 31, 2014
Life insurance	$513.3	$489.1	5
Health insurance	228.7	219.4	4
Medicare Part D	79.3	83.0	(4)
Annuity	—	0.1
Total	$821.4	$791.6	4

Insurance Underwriting Income
Insurance underwriting margin is management’s measure of profitability of its life, health, Medicare Part D and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.
Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, Medicare Part D and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended	% of Premium	Quarter Ended	% of Premium	% Chg.
	March 31, 2015		March 31, 2014
Insurance underwriting margins:
Life	$141.4	28	$140.6	29	1
Health	51.6	23	49.5	23	4
Medicare Part D	5.5	7	9.6	12	(43)
Annuity	1.1		1.0
	199.5		200.7		(1)
Other income	0.7		0.5
Administrative expenses	(47.2)		(44.2)
Insurance underwriting income	$153.1		$157.0
Per share	$1.19		$1.16

Insurance Results by Distribution Channels
Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($72 million), on premium revenue of $222 million. Life premiums of $202 million were up 9% and life insurance underwriting margin of $62 million was up 4%. As a percentage of life premium, life underwriting margin was 31%, down from 32% but the highest of the major life distribution channels at Torchmark. The average producing agent count during the quarter was 6,317, up 19% from a year ago, but approximately the same as the fourth quarter. The producing agent count at the end of the first quarter was 6,541. Net life sales were $47 million, up 24%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($45 million), on premium revenue of $205 million. Life premiums of $187 million were up 5% and the life underwriting margin was $43 million, down 5%. As a percentage of life premium, life underwriting margin was 23%, down from 25%. Net life sales were $45 million, up 11%.

LNL Agency was Torchmark's third leading contributor to total underwriting margin ($30 million), on premium revenue of $122 million. Life premiums of $68 million were down 1% and life underwriting margin was $17 million, same as the year-ago quarter. As a percentage of life premium, life underwriting margin was 26%, up from 25%. Net life sales for the LNL Agency were $9 million, up 16%.

LNL Agency was Torchmark's second leading contributor to health underwriting margin ($12 million), on health premiums of $54 million. Health underwriting margin as a percentage of health premiums was 23%, up from 22%. Net health sales for the LNL Agency were $4 million, up 8%.

LNL Agency’s average producing agent count during the quarter was 1,464, up 5% over a year ago, but down 7% from the fourth quarter. The producing agent count at the end of the first quarter was 1,544.

Family Heritage Agency was Torchmark’s third leading contributor to health underwriting margin ($11 million) on health premiums of $54 million. Health underwriting margin as a percentage of health premium was 21%, same as the year-ago quarter. The average producing agent count during the quarter was 784, up 19% from a year ago but approximately the same as the fourth quarter. The producing agent count at the end of the quarter was 881. Net health sales were $12 million, up 18%.

UA Independent Agency was Torchmark's leading contributor to health underwriting margin ($16 million), on health premiums of $83 million. Health underwriting margin as a percentage of premiums was 19%, same as the year-ago quarter. Net health sales were $12 million, down 14%. Excluding the group business, net health sales grew 30%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agency. First quarter 2015 premium revenue was $79 million, down 4%. Underwriting margin for first quarter 2015 was $5 million, down from $10 million. Net sales were $21 million, compared to $31 million in the year-ago quarter.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary included in this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investors page at Financial Reports.

Administrative Expenses were $47 million, up 7% from the year-ago quarter, due primarily to an increase in pension and information technology costs. The ratio of administration expenses to premium was approximately 5.7%, compared to 5.6% a year ago.

INVESTMENTS
Excess Investment Income – comparing the first quarter 2015 with the first quarter 2014:
Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended
	March 31,
	(dollars in millions, except per share data)
	2015	2014	% Chg.
Net investment income	$191.6	$188.1	2
Required interest:
Interest on net policy liabilities	(117.4)	(112.1)	5
Interest on debt	(19.1)	(19.0)
Total required interest	(136.5)	(131.1)	4
Excess investment income	$55.1	$56.9	(3)
Per share	$0.43	$0.42	2

Net investment income increased 2%, slightly less than the 3% increase in average invested assets. Required interest on net policy liabilities increased 5%, while average net policy liabilities increased 4%. Interest expense on debt remained flat. The weighted average discount rate for the net policy liabilities was 5.6% as compared to 5.5% a year ago.

Investment Portfolio
The composition of the investment portfolio at March 31, 2015 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$12,963	96%
Equities	1	—
Policy loans	475	4
Other long-term investments	9	—
Short-term investments	92	—
Total	$13,540	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$10,282	$422	$10,704
Redeemable preferred stock:
U.S.	323	116	439
Foreign	55		55
Municipal	1,280	1	1,281
Government-sponsored enterprises	294		294
Government and agencies	102		102
Collateralized debt obligations		66	66
Residential mortgage-backed securities	5		5
Other asset-backed securities	17		17
Total	$12,358	$604	$12,963

The market value of Torchmark’s fixed maturity portfolio was $14.9 billion; $1.9 billion higher than amortized cost of $13.0 billion. The $1.9 billion of net unrealized gains compares to $1.7 billion at December 31, 2014. Net unrealized gains were comprised of gross unrealized gains of $2 billion and gross unrealized losses of $66 million.
Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.
At amortized cost, 95% of fixed maturities (96% at market value) were rated “investment grade.”
The fixed maturity portfolio earned an annual effective yield of 5.87% during the first quarter of 2015, compared to 5.92% in the year-ago quarter.
Acquisitions of fixed maturity investments during the quarter totaled $292 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended
	March 31,
	2015	2014
Average annual effective yield	4.5%	5.4%
Average rating	BBB+	BBB+
Average life (in years) to:
Next call	28.0	25.2
Maturity	28.8	25.3

SHARE REPURCHASE - during the quarter ended March 31, 2015:
During the quarter, the Company repurchased 1.7 million shares of Torchmark Corporation common stock at a total cost of $90.0 million at an average share price of $53.20.

LIQUIDITY/CAPITAL:
Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.
Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $60 million of liquid assets at March 31, 2015.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2015:
Torchmark projects that for the year ending December 31, 2015, net operating income per share will be in a range of $4.20 to $4.36.

OTHER FINANCIAL INFORMATION:
More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investors page under “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:
This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2014, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investors page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:
Torchmark will provide a live audio webcast of its first quarter 2015 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, April 23, 2015. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investors/Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Torchmark website at “Financial Reports.”

For additional information contact:
Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3239
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com